UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
CNB FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 1, 2009.
Dear Shareholder:
1.	Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for our 2009 Annual Meeting of Shareholders are available on the Internet.

2.	The proxy statement and annual report to shareholders are available at: www.cnbwv.com/pdf/proxy2009.pdf
The 2009 Annual Meeting of Shareholders of CNB Financial Services, Inc. (the “Company”) will be held at The American Legion, Berkeley Springs, West Virginia, at 12:30 pm, on April 1, 2009. Only shareholders who owned stock at the close of business on the record date, March 2, 2009 (the “Record Date”), may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting that may take place.
Proposals to be voted on at the Annual Meeting are listed below along with the Board of Directors’ recommendations.
The Board of Directors recommends that you vote FOR the following proposals:
1.	Election of four (4) Class I directors to serve for a 3-year term and until their successors are elected and qualified;

Kenneth W. Apple	Margaret S. Bartles
Martha H. Quarantillo	Charles S. Trump, IV
2.	To ratify the selection by the Board of Directors of Smith Elliott Kearns & Company, LLC, as CNB’s independent auditors for 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
This Notice also constitutes notice of the 2009 Annual Meeting of Shareholders of the Company.
You may access the following proxy materials at www.cnbwv.com/pdf/proxy2009.pdf
•	Notice of the 2009 Annual Meeting of Shareholders;

•	Company’s 2009 Proxy Statement;

•	Company’s Annual Report on Form 10-K to Shareholders for the year ended December 31, 2008; and

•	Proxy Card.
Shareholders of record as of the Record Date are encouraged and cordially invited to attend the 2009 Annual Meeting of Shareholders. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.cnbwv.com/pdf/proxy2009.pdf

CNB FINANCIAL SERVICES, INC.
101 SOUTH WASHINGTON STREET
P.O. BOX 130
BERKELEY SPRINGS, WEST VIRGINIA 25411-0130
(304) 258-1520
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 1, 2009
     The Annual Meeting of Shareholders of CNB Financial Services, Inc. (“CNB”) will be held on Wednesday, April 1, 2009, at The American Legion, Berkeley Springs, West Virginia, at 12:30 p.m., local time, for the purposes of considering and voting upon the following proposals:
1.	To elect four (4) Class I directors for a three-year term and until their successors are elected and qualified;

2.	To ratify the selection by the Board of Directors of Smith Elliott Kearns & Company, LLC, as CNB’s independent auditors for 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
     Shareholders who are holders of record on March 2, 2009, may vote at the meeting.
By Order of the Board of Directors,
Thomas F. Rokisky
President/CEO
Berkeley Springs, West Virginia
March 10, 2009
Please vote, sign, date and return the enclosed proxy in the enclosed, self-addressed envelope as promptly as possible, even if you plan to attend the meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. You may revoke your proxy before it is voted at the meeting.

*	Matter to be voted upon.

CNB FINANCIAL SERVICES, INC.
101 SOUTH WASHINGTON STREET
P.O. BOX 130
BERKELEY SPRINGS, WEST VIRGINIA 25411-0130
(304) 258-1520
PROXY STATEMENT
GENERAL
Information Concerning the Solicitation
     CNB’s board of directors is soliciting proxies to vote CNB shares at the 2009 Annual Meeting of Shareholders. Shareholders will meet at 12:30 p.m., on Wednesday, April 1, 2009, for the purposes stated in the accompanying Notice of Annual Meeting. On or about March 10, 2009, CNB began mailing this proxy statement to shareholders of record as of March 2, 2009. Shareholders of record as of March 2, 2009, may vote at the meeting.
     Please read this proxy statement carefully. You will find more information about CNB in our enclosed Form 10-K for the year ended December 31, 2008, and in the public documents we file with the Securities and Exchange Commission.
     CNB will pay for the cost of preparing, assembling, printing and mailing of the proxy material. Directors, officers and employees of CNB may solicit proxies personally, by telephone, telegraph and telecopier. We will arrange with custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of stock and upon request, CNB will reimburse them for reasonable forwarding expenses.
     As of March 2, 2009, CNB had 5,000,000 authorized shares of common stock with 458,048 shares issued and 448,951 shares outstanding.
Voting and Revoking Your Proxy
     If you complete, sign and return the enclosed proxy card, the person’s name in the proxy card will vote your shares as you direct. If you sign and return the proxy card without indicating how you want to vote, the proxies will vote your shares:
•	For the election of the nominees for director identified in this proxy statement;

•	For the ratification of the selection of Smith Elliott Kearns & Company, LLC as the independent accountants for the corporation for the year ending December 31, 2009; and

•	In accordance with the recommendations of the Board of Directors for any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

     If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At this time, CNB is not aware of any other matters that may come before the Annual Meeting.
     You may revoke your proxy at any time before the shares subject to it are voted by:
•	Notifying, in person or in writing, Rebecca Stotler, CNB Bank, Inc., 101 S. Washington Street, P.O. Box 130, Berkley Springs, West Virginia 25411;

•	Executing a proxy bearing a later date; and

•	Voting in person at the Annual Meeting the shares represented by the proxy.
     Your attendance at the Annual Meeting will not, by itself, revoke your proxy. You must vote in person at the Annual Meeting to revoke your proxy. All shares of CNB’s common stock represented by valid proxies received pursuant to this solicitation, and not revoked before their exercise, will be voted in the manner specified therein.
     A quorum for the meeting is present if at least a majority of the outstanding shares is present in person or by proxy. Votes withheld and abstentions will count in determining the presence of a quorum for the particular matter as to which the shareholder withheld authority. Those who fail to return a proxy card or attend the meeting will not count towards determining a quorum.
PURPOSES OF MEETING
1. ELECTION OF DIRECTORS
General
     The Bylaws of CNB provide for a classified Board of Directors which are divided into three classes of directors, each class to be as nearly equal in number of directors as possible. The four members whose terms expire represent those nominated to serve for a three year term without any replacements.
     As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If a shareholder properly requests cumulative voting for directors, then each CNB shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the shareholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.
     To vote cumulatively, you multiply the number of shares you own times the number of nominees, resulting in a cumulative total. You may vote your cumulative total for one nominee or divide it among all four nominees in any proportion you choose. The following is an example of how cumulative voting works. If you own five shares and there are four nominees for director, you have a cumulative total of 20 votes. You may choose to vote all 20 votes for one nominee and not vote for the other nominees. Or, you may allocate five votes for each nominee. Or, you may choose any other allocation of your cumulative total over all or part of the four nominees. If you vote your shares cumulatively by proxy, you must indicate how you wish to divide your cumulative total. Otherwise, the proxies will vote the cumulative total evenly or in a manner to elect as many of CNB’s nominees as possible. For all other purposes, each share is entitled to one vote.
Management Nominees to CNB Board
     The following table sets forth information on the current directors of CNB who are also the management nominees. All nominees are incumbent directors of CNB Financial Services, Inc. All Board members are independent except for Mr. Rokisky, President and CEO of CNB and Charles Trump, IV, whose firm provides legal services for CNB.

		Director	Principal Occupation for Past Five Years
Name	Age	Since	and Position Held with CNB
Class I Directors — Term Expires 2009 and Nominees for Class I Directors
Kenneth W. Apple	52	2003	Certified Public Accountant
Margaret S. Bartles	54	2002	Realtor
Martha H. Quarantillo	49	1999	Pharmacist
Charles S. Trump IV	48	1986	Attorney at Law
Class II Directors — Term Expires 2010
Jay E. Dick	56	1983	Retired — Manager-Hunters’ Hardware, Inc.
Jerry McGraw	62	1988	Insurance
Thomas F. Rokisky	62	1993	President and Chief Executive Officer, CNB and CNB Bank, Inc.
Arlie R. Yost	61	1988	Licensed Residential Appraiser
Class III Directors — Term Expires 2011
J. Robert Ayers	79	1974	Retired — President, Citizens National Bank (predecessor to CNB Bank, Inc.)
John E. Barker	80	1972	Auto Sales — Service
Herbert L. Eppinger	76	1979	Retired — Agriculture
J. Philip Kesecker	79	1965	Real Estate Development

Nominating Committee
     In 2008, for purposes of the directors that are nominated for the 2009 Annual Meeting, the Board of Directors of CNB did not maintain a separate nominating committee as the entire Board of Directors performed the functions of a nominating committee. As there has been very low turnover in director positions, the Board of Directors believed it is in the best position to identify the criteria for open Board positions and to review background information on potential candidates.
     The Board does, however, believe that candidates for director should have certain minimum qualifications, including:
•	Directors should be of the highest ethical character.

•	Directors should have excellent personal and professional reputations in CNB’s market area.

•	Directors should be accomplished in their professions or careers.

•	Directors should be able to read and comprehend financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.

•	Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment.

•	Directors must be willing and able to expend the time to attend meetings of the Board of Directors of CNB and the bank and to serve on board committees.

•	The Board of Directors will consider whether a nominee is independent as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all shareholders of CNB.

•	Directors must be acceptable to CNB’s and the bank’s regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the Board of Directors or participating in the affairs of a financial institution.

•	Directors must be at least 21 years of age.
     The Board of Directors of CNB reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.
     The process of the Board of Directors for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms are set to expire, the board of directors considers the directors’ overall service to CNB during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors and CNB and its subsidiary, CNB Bank, Inc. (the “bank”). The Board of Directors also reviews the payment history of loans, if any, made to such directors by the bank to ensure that the directors are not chronically delinquent and in default. The Board of Directors considers whether any transactions between the directors and the bank have been criticized by any banking regulatory agency or the bank’s internal auditors and whether corrective action, if required, has been taken and was sufficient. The Board of Directors also confirms that such directors remain eligible to serve on the Board of Directors of a financial institution under federal and state law. For new director candidates, the Board of Directors uses its network of contacts of CNB’s market area to compile a list of potential candidates. The Board then meets to discuss each candidate and whether he or she meets the criteria set forth above. The Board of Directors then discusses each candidate’s qualifications and recommends a candidate by majority vote.
     The Board of Directors will consider director candidates recommended by shareholders, provided that the recommendations are received at least 120 days before the next Annual Meeting of Shareholders. In addition, the procedures set forth below must be followed by shareholders for submitting nominations. The Board of Directors does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a shareholder.
     Any nominations for election to the Board of Directors, other than those made by CNB, must be made by a shareholder. The nomination must be in writing and delivered or mailed to the president not less than 40 days nor more than 50 days prior to the meeting. However, if CNB gives less than 50 days notice of the meeting, the nominations must be mailed or delivered to the president not later than the eighth day after the Notice of Annual Meeting was mailed.
     A shareholder nomination should include the:
▪	name and address of the proposed nominee(s);

▪	principal occupation of proposed nominee(s);

▪	name and address of the shareholder making the nomination; and

▪	number of shares owned by the shareholder making the nomination.
     The full Board of Directors determines whether each Board member meets the applicable legal standards for Board member and Board committee independence. The Board of Directors reviews the annual questionnaires completed by each of the directors and a report setting forth any transactions that a particular director or its affiliated entities has with CNB or the bank. As a result of this review, the Board affirmatively determined that all of the directors were independent except for Mr. Rokisky and Charles Trump, IV. Mr. Rokisky is not considered independent due his role as President and Chief Executive Officer of CNB, and Mr. Trump is not considered independent due to the fact that his law firm provides legal services to CNB and, in addition, he is a partner in Morgan County Title Insurance Agency, LLC, to which CNB pays management fees.
     In making its independence determinations, the Board considered that in the ordinary course of business transactions may occur between the bank and companies or entities of which some of our directors have interests. One area of inquiry is the amount of loans outstanding and the terms of those loans. In connection with such loans, the Board of Directors considers that all of the loans made to directors were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated parties. Additionally, the Board considers whether such loans involve more than the normal risk of collectibility or present other unfavorable features. The definition of independence used by CNB is that contained in Rule 4200(a)(15) of the Financial Industry Regulatory Authority Rules. That definition of independence is attached hereto as Appendix I.
Other Director Information
     If any of the nominees for election as directors is unable to serve due to death or other unexpected occurrence, your proxies will be voted for a substitute nominee or nominees designated by the board of CNB, or the Board of Directors may adopt a resolution to reduce the number of directors to be elected. The Board of Directors is unaware of any other matters to be considered at the Annual Meeting other than those matters stated in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the meeting, persons named in the accompanying proxy will vote your shares in accordance with the direction of the Board of Directors.
MANAGEMENT AND BOARD MATTERS
Management
     The following are the executive officers of CNB.

	Office Held		Bank Employee	Age as of
Name and Office Held	Since		Since	March 2, 2009
Charles S. Trump IV, Chairman of the Board	2008		(1)	48
Thomas F. Rokisky, President/CEO	1996		1990	62
Rebecca S. Stotler, Sr. Vice President/CFO	1999	(2)	1983	48
Patricia C. Muldoon, Exec. Vice President/COO	2003	(3)	2001	48

(1)	Mr. Trump is not an employee of CNB. From 1986 to 2008, Charles S. Trump IV was a member of the Board of Directors.

(2)	From 1999 to 2006, Rebecca Stotler was Vice President/Chief Financial Officer.

(3)	From 2003 to 2006, Patricia Muldoon was Senior Vice President/Chief Operations Officer
Number of Meetings
     The directors of CNB are also directors of the bank. The Board of Directors met eleven times in 2008. All of CNB’s directors attended 75% or more of all Board and committee meetings in the aggregate in 2008. The bank’s Board of Directors had 26 meetings and 55 meetings of committees during 2008. Each of CNB’s directors attended at least 75% of the aggregate of all Board and committee meetings of committees they served on during 2008.
Directors’ Table
     The following table discloses the cash and other compensation earned and paid to each of the Company’s directors during the fiscal year ended 2008.

DIRECTORS TABLE

			Change in
			Pension Value
			and
			Nonqualified
		Fees Earned	Deferred
		or Paid in	Compensation	All Other	Total
Name	Year	Cash	Earnings (1)	Compensation	Compensation
Charles S. Trump IV	2008	$20,296	$15,476	$—	$35,772
Kenneth W. Apple	2008	$19,763	$—	$—	$19,763
J. Robert Ayers	2008	$16,975	$—	$—	$16,975
John E. Barker	2008	$16,175	$—	$—	$16,175
Margaret S. Bartles	2008	$17,795	$2,800	$—	$20,595
Jay E. Dick	2008	$18,825	$28,027	$—	$46,852
Herbert L. Eppinger	2008	$19,447	$—	$—	$19,447
Robert L. Hawvermale	2008	$16,260	$—	$—	$16,260
J. Philip Kesecker	2008	$17,483	$—	$—	$17,483
Jerald McGraw	2008	$17,650	$17,182	$—	$34,832
Martha H. Quarantillo	2008	$16,550	$2,800	$—	$19,350
Thomas F. Rokisky (2)	2008	$11,200	$—	$—	$11,200
Arlie R. Yost	2008	$17,100	$17,183	$—	$34,283

(1)	Refer to paragraphs below for a more detailed discussion of the director’s deferred compensation plan.

(2)	Executive officer of CNB
Board Compensation
     Directors receive $200 for each Board meeting of the bank they attend, $175 for each discount committee meeting, $150 for each audit committee meeting and $100 for other committee meetings they attend. There is no compensation for attendance at CNB Board meetings. However, each director receives a fee of $6,000 per year. The chairman of the Board receives an additional $5,000 per year and the vice chairman receives an additional $1,500 per year. Other than the deferred compensation plan described below, there are no other special arrangements with any directors. In 2008, the Board of Directors of CNB received $222,563, in the aggregate, for all Board of Directors’ meetings attended and all fees paid.
     CNB maintains a deferred compensation plan for directors pursuant to which a director may elect to defer receipt of a portion of fees for Board meetings for at least four years or until he reaches age 65, whichever is later. An amount equal to fees waived in addition to interest at an annual rate of 10% per year will be paid to each participating director or his designated beneficiary during a period of 10 years after the director reaches age 65. The payments after retirement will be paid from the general funds of CNB. CNB purchases and is the beneficiary of insurance on the lives of participants, the proceeds of which are used to help recover the net after-tax cost of the benefits and insurance premiums paid. Funds from the deferred fees of a participating director will be used to reimburse CNB for the costs of the premium for the insurance policies. The cost of the insurance premiums in

2008 was $58,434. At December 31, 2008, these policies had a net accumulated cash value of $1,617,055.
Membership on Certain Board Committees
     The Board of Directors of CNB has established an audit committee, personnel committee, investment committee and trust committee. The following table sets forth the membership of such committees as of the date of this proxy statement.

	Audit	Personnel	Investment	Trust
Director	Committee	Committee	Committee	Committee
Kenneth W. Apple	*		*	*
J. Robert Ayers		*	* *	* *
John E. Barker	*
Margaret S. Bartles	* *		*
Jay E. Dick	*	* *
Herbert L. Eppinger		*	*
Robert L. Hawvermale		*
J. Philip Kesecker		*		*
Jerald McGraw	*			*
Martha H. Quarantillo		*		*
Charles S. Trump IV	*	*	*	*
Arlie R. Yost	*
Number of of Meetings Held in 2008	11	4	4	12

*	Committee Member

**	Committee Chair
Personnel Committee
     During 2008, the personnel committee consisted of Jay E. Dick, Chairperson, Robert L. Hawvermale, Herbert L. Eppinger, J. Philip Kesecker, Martha H. Quarantillo and Charles S. Trump IV (ex officio). The Board of Directors has determined that each current member of the personnel committee is “independent” as provided by the rules of the Financial Industry Regulatory Authority (“FINRA”), except for Charles Trump, IV. For a description of the function of the personnel committee, see “Compensation Discussion and Analysis.” The personnel committee met four times during the fiscal year ended December 31, 2008. Each member of the personnel committee attended at least 75% of all meetings held during 2008.
Audit Committee
     In 2008, members of the audit committee included Margaret S. Bartles, Chairperson, Kenneth W. Apple, John E. Barker, Jay E. Dick, Jerry McGraw, Arlie R. Yost and Charles S. Trump IV (ex officio), none of whom is employed by CNB. The Board of Directors has determined that each of the current members of the audit committee is “independent” within the meaning of the enhanced independent standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, and under FINRA rules, except for Charles Trump, IV. The Board of Directors has also determined that Kenneth W. Apple, CPA, member of the audit committee, is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and

Exchange Commission and pursuant to the Sarbanes-Oxley Act of 2002. The audit committee held eleven meetings during fiscal year 2008. The audit committee selects the company’s independent registered public accounting firm (subject to shareholder ratification), considers the scope of the audit, reviews the activities and recommendations made by CNB’s internal auditors, and considers comments made by the independent registered public accounting firm with respect to the company’s internal control structure. No audit committee member attended fewer than 75% of the meetings held during the fiscal year ended December 31, 2008.
Investment Committee
     During 2008, the investment committee consisted of J. Robert Ayers, Chairperson, Kenneth W. Apple, Margaret S. Bartles, Herbert L. Eppinger and Charles S. Trump IV (ex officio). The investment committee reviews the investment portfolio for liquidity, profitability composition, diversification and permissible investments. The investment committee met four times during the fiscal year ended December 31, 2008. No investment committee member attended fewer than 75% of the meetings held during the fiscal year ended December 31, 2008.
Trust Committee
     During 2008, the trust committee consisted of J. Robert Ayers, Chairperson, Kenneth W. Apple, J. Philip Kesecker, Jerald McGraw, Martha H. Quarantillo and Charles S. Trump IV (ex officio). The trust committee reviews the general status of activities within the Trust Department including the value of fiduciary assets, new business development activities, investment performance, profitability and growth projections. The trust committee also approves all new fiduciary accounts and reviews all existing fiduciary accounts annually. The trust committee met twelve times during the fiscal year ended December 31, 2008. Each member of the trust committee attended at least 75% of all meetings held during 2008.
Policies on Director Attendance of Shareholder Meetings
     In order to fulfill their primary responsibilities, directors of the Company are expected to attend the Annual Meeting of Shareholders and all Board meetings and all meetings on committees on which they serve. All of the directors of the Company attended the 2008 Annual Meeting of Shareholders.
AUDIT RELATED MATTERS
Audit Committee
     The functions of the audit committee include performing all duties the Board assigns, meeting with the independent registered public accountants to review the scope of audit services, significant accounting changes, audit conclusions regarding significant accounting estimates, assessments as to the adequacy of internal controls and the resolution of any significant deficiencies or material weaknesses and compliance with laws and regulations, overseeing the internal audit function, reviewing regulatory examination reports and management’s responses thereto, and reviewing periodic reports from the loan review function.
     The audit committee is governed by a written charter approved by the Board of Directors.
     CNB’s Board of Directors has determined that Kenneth W. Apple, CPA, meets the requirements of an audit committee financial expert as defined by the Securities and Exchange

Commission. The Board of Directors believes that Mr. Apple has the following five attributes that qualify him as an audit committee financial expert. This director, through education and experience, has:
•	An understanding of financial statements and generally accepted accounting principles;

•	An ability to assess the general application of generally accepted accounting principles in connection with accounting for estimates, accruals and reserves;

•	Some experience in preparing, auditing, analyzing and evaluating financial statements that present a level of complexity of accounting issues comparable to the breadth of issues that could reasonably be expected to be presented by CNB’s financial statements;

•	An understanding of internal controls; and

•	An understanding of audit committee functions.
     Mr. Apple acquired these attributes through his Bachelor of Science degree in Business Administration with a concentration in Accounting from Shepherd College in Shepherdstown, West Virginia, and over 25 years of experience in public accounting, including auditing.
Audit Committee Report
     The audit committee, in fulfilling its oversight responsibilities regarding the audit process:
•	Reviewed and discussed the fiscal year 2008 audited financial statements with management;

•	Discussed with the independent registered public accounting firm, Smith Elliott Kearns & Company, LLC, who is responsible for expressing an opinion on the fairness of the presentation of those audited financial statements in conformity with generally accepted accounting principles, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented; and

•	Reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as modified or supplemented), and discussed with the independent auditors any relationships that may impact their objectivity and independence.
     Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls, and the audit committee relies on the expertise and knowledge of management, the company’s internal auditors and the independent auditors in carrying out its oversight responsibilities. The specific responsibilities in carrying out the audit committee’s oversight role are set forth in CNB’s audit committee charter. This charter is reviewed annually and is amended as may be required to reflect changes in industry accounting practices or the promulgation of new rules or guidance documents. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of CNB’s accounting principles and such other matters as are required to be discussed with the committee under standards of the Public Company Accounting Oversight Board. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and CNB, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.
     Based upon the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2008, be included on Form 10-K and filed with the Securities and Exchange Commission.
     The foregoing report has been furnished by the current members of the audit committee.
Margaret S. Bartles, Audit Committee Chairperson
Kenneth W. Apple, Audit Committee Member
John E. Barker, Audit Committee Member
Jay E. Dick, Audit Committee Member
Jerry McGraw, Audit Committee Member
Arlie R. Yost, Audit Committee Member
Charles S. Trump, IV, Ex-Officio Member
February 25, 2009
     This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless CNB specifically incorporates this report by reference. It will not otherwise be filed under such Acts.
Independent Registered Public Accounting Firm
     Subject to ratification by CNB’s shareholders, the firm of Smith Elliott Kearns & Company, LLC, Certified Public Accountants, has been selected as CNB’s independent registered public accounting firm for the year 2009. Representatives of Smith Elliott Kearns & Company, LLC are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.
The Audit Committee and the Board of Directors unanimously recommends that the shareholders vote “FOR” such ratification.
     Smith Elliott Kearns & Company, LLC, advised CNB that no member of that accounting firm has any direct or indirect material interest in CNB or its subsidiary.
     The following fees were paid by CNB and the bank to Smith Elliott Kearns & Company, LLC:

	2008	2007
Audit Fees (a)	$82,180	$72,670
Audit-Related Fees (b)	7,440	19,768
Tax Fees (c)	12,950	12,050
All Other Fees (d)	240	8,200

(a)	Principally professional services rendered for the audit of the consolidated financial statements of CNB and review of the financial statements included in Form 10-Q.

(b)	Principally review of regulatory filings and attendance at audit committee meetings.

(c)	Principally tax compliance services (including federal and state returns).

(d)	Principally consultation related to SEC inquiries and agreed upon procedures related to the trust department.
     The audit committee charter requires that the audit committee pre-approve all audit and non-audit services to be provided to CNB by the independent accountants; provided, however, that the audit committee has specifically authorized its chairperson to pre-approve the provision of any non-audit service to CNB. Further, the foregoing pre-approval policies may be waived, with respect to the provision of any non-audit services consistent with the exceptions for federal securities law. All of the services described above for which Smith Elliott Kearns & Company, LLC billed CNB during the fiscal year ended December 31, 2008, were pre-approved by CNB’s audit committee. For the fiscal year ended December 31, 2008, CNB’s audit committee did not waive the pre-approval requirement of any non-audit services to be provided to CNB by Smith Elliott Kearns & Company, LLC.
     The audit committee of the Board of Directors has determined that the provision of such services is compatible with maintaining Smith Elliott Kearns & Company, LLC’s independence.
COMPENSATION DISCUSSION AND ANALYSIS
General Philosophy
     We compensate our senior management through base salary and a benefits package designed to be competitive with comparable employers. We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. We do believe, however, that information regarding pay practices at other financial institutions is useful in at least two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that the President and the Personnel Committee consider in assessing the reasonableness of compensation. The President and the Personnel Committee do not attempt to set salaries for executive officers within the industry peer ranges. As only a guideline, the individual executive officer’s salaries are compared to the salary survey ranges for the specific job classifications to ensure competitiveness in the market. The President and the Personnel Committee rely more on individual performance and contribution to the bank, reporting structure, internal pay relationship, job responsibilities, growth potential, leadership abilities and the overall bank’s performance for the previous year.
     The committee establishes the compensation for the Chief Executive Officer of CNB and the bank and reviews all personnel related issues including salary administration related to other employees and benefit programs. The CEO establishes compensation levels for executive officers and all other personnel which is reviewed by the personnel committee. Committee objectives include administration of a total compensation package that allows CNB to fill key executive positions with qualified individuals and to utilize effective compensation programs which are directly related to executive officers accomplishing corporate goals and objectives, both operational and financial, aimed at achieving lasting improvement in CNB’s long-term financial performance. We rely upon our judgment about each individual executive officer and not on rigid formulas or short-term changes in business performance in determining the amount.
              The corporate goals and objectives include:
o	Increase return on shareholders’ investment

o	Increase return on assets

o	Increase return on equity

o	Increase market share

o	Continued strong asset growth

o	Maintain a high quality loan portfolio with strong underwriting standards

o	Maintain a high quality investment portfolio
     The committee and the CEO utilize human resources’ staff, and, as appropriate, other qualified consultants to review compensation practices as they compare to industry norms. In 2008, the committee relied only on CNB’s human resources’ staff for information concerning industry norms.
Compensation Programs
     The committee utilizes an internal salary administration plan for the basis of its analysis of compensation levels throughout CNB, including the CEO. The plan includes job descriptions for all positions and considers the overall responsibility of each position based on characteristics including job knowledge, problem-solving, accountability, human relations, communications, supervision of others and marketing. Salary ranges for each position are developed based on market information available for similar positions at financial institutions both in the communities where CNB does business and outside its market area. Salary surveys utilized include those provided by the West Virginia Bankers Association and Topnet (a group of West Virginia non-competing independent community banks). These results are used annually by the human resources staff to update the salary administration plan using current market data which reflects marketplace changes, inflation, and, if applicable, corporate performance. The salary surveys performed a comparison study of the current compensation of the CEO and other executive officers at the bank with comparable financial institutions (the “Peer Group”). The Peer Group was used to provide information regarding executive compensation levels against other financial institutions of similar asset size. The Personnel Committee reviews the compensation data compiled in these surveys to ensure that our executive compensation program is competitive.
     The individual components of CNB’s compensation program include:
(a)	Base Salary.
1.	Base salary levels are established for the CEO primarily based upon evaluation of the historical performance, degree of responsibility, level of experience and number of years with CNB. With respect to the base salary granted to Mr. Rokisky for the year 2008, the committee took into account the performance during 2007, information referred to above and the achievement of the 2008 goals and objectives which were established for Mr. Rokisky. Particular emphasis was placed on Mr. Rokisky’s individual performance, including his leadership role through a period of continued growth, and CNB’s continued strong financial performance. In comparing Mr. Rokisky’s salary to financial institutions in the Peer Group, his salary falls in the average range. Mr. Rokisky has no input into the determination of his salary.

2.	Base salary levels are established for the Exec. VP/COO, the Sr. VP/CFO and the Sr. VP/CLO primarily based upon evaluation of their historical performance, degree of responsibility, achievement of the 2008 goals and objectives which were established for each individual executive officer, industry average percentage increase and the bank’s performance for the previous year. Mr. Rokisky determines the salaries for these individuals. As a guideline, Mr. Rokisky compares these individual salaries to the salary survey ranges for these job classifications from the West Virginia Bankers Association and Topnet.
(b)	Annual Incentives/Bonuses.
For 2008, the Personnel Committee developed a structured bonus program based on certain tangible criteria for the President/Chief Executive Officer, Executive Vice President/Chief Operations Officer, Senior Vice President/Chief Financial Officer and the Senior Vice President/Chief Lending Officer. These criteria include asset, deposit, loan and net income growth, return on equity and return on asset percentages, earnings per share and the increase in the market value of the bank’s stock. The criteria enable a maximum bonus of 10.0% of the executive officer’s base salary be paid. Contributions to the 401(k) plan on behalf of all employees who defer into the plan are based on bank performance as a percentage of assets.
     The committee believes that the total compensation awarded to the CEO and other executive officers of CNB is consistent with the committee’s objectives. The amounts paid to individual executives are consistent with competition within the market and with banks of similar size as reflected by individual performance of each executive, and are rationally linked with the fulfillment of corporate objectives and corporate financial performance.
Executive Compensation — Summary Compensation Table
             The following table sets forth for each of the Named Executive Officers: (a) the dollar value of base salary and bonus earned during the year ended December 31, 2008; (b) the change in pension value and nonqualified deferred compensation earnings during the year, (c) all other compensation for the year; and, finally, (d) the dollar value of total compensation for the year.

SUMMARY COMPENSATION TABLE

					Change in Pension
					Value and
					Nonqualified
Name and					Deferred
Principal					Compensation	Other Annual		Total
Position	Year	Salary	Bonus		Earnings	Compensation		Compensation
Thomas F.	2008	$175,673	$14,438	(4)	$136,664	$23,188	(1)(2)	$349,963
Rokisky,	2007	$147,411	$25,557	(3)	$56,266	$21,197	(1)(2)	$238,931
President/CEO	2006	$140,571	$—		$44,507	$23,906	(1)(2)	$208,984

Patricia C.	2008	$97,949	$7,313	(4)	$17,843	$2,434	(1)(2)	$125,539
Muldoon, Exec.	2007	$93,273	$15,057	(3)	$7,093	$1,840	(1)(2)	$110,263
VP/COO	2006	$85,075	$—		$7,563	$3,158	(1)(2)	$95,796

Rebecca S.	2008	$75,885	$5,663	(4)	$21,596	$1,885	(1)(2)	$105,029
Stotler, Sr.	2007	$71,770	$12,269	(3)	$5,191	$1,421	(1)(2)	$85,151
VP/CFO	2006	$67,695	$—		$9,184	$2,510	(1)(2)	$79,389

(1)	CNB’s group life and health insurance program, which is paid for by CNB, is made available to all full-time employees. Effective January 1, 2005, the bank changed its health insurance program to a high deductible plan and concurrently established health reimbursement accounts for each employee on the plan. The bank funded $750 for each participant in 2008. In accordance with IRS Code Section 79, the cost of group life insurance coverage for an individual in excess of $50,000 is added to the individual’s earnings and is included in salary. Also included in this figure are Board fees earned and the corporation’s contributions to the individual’s 401(k) retirement savings program to which the individual has a vested interest.

(2)	CNB’s contributions to the pension plan, a defined benefit plan, are not and cannot be calculated separately for specific participants. Contributions for all participants for the plan year of $250,000, $387,767 and $413,170 were made by CNB in 2008, 2007 and 2006, respectively.

(3)	Bonuses include amounts paid in 2007 and amounts accrued in 2007 but paid in 2008.

(4)	Bonuses include amounts accrued in 2008 but paid in 2009.

     CNB does not maintain any form of stock option, stock appreciation rights, or other long-term compensation plans.
Pension Plan
     CNB maintains a non-contributory defined benefit pension plan with employer contributions being based on a pension formula, which targets a certain monthly benefit for each plan participant at retirement. This pension plan is a qualified retirement plan and is available to all full-time employees, including officers, who meet the eligibility requirements. Directors do not participate in this plan.
     The pension plan is integrated with social security and is applicable to all participants. Pensions for all participants are based on an average of the highest five-years compensation. Annual compensation for the pension plan is defined as the total cash remuneration reportable on the employee’s IRS form W-2, plus pre-tax contributions to employee benefit plans. The formula for determining the annual pension benefit is 2.0 percent of the 5-year average compensation multiplied by years of service up to a 25-year maximum effective for the plan year beginning November 1, 2004.
     The pension benefits are payable to participants on a monthly basis in the form of a joint and 50 percent survivor annuity for all married participants who do not elect otherwise, or in the form of a single life annuity for all other participants or survivors. Joint and 100 percent survivorship, single life annuity or 120 payments guaranteed are other optional forms of distribution. The normal retirement date for employees is the later of the participant’s 65th birthday, or the fifth anniversary of the participant joining the plan. An employee must be at least 21 years of age and have one full year of service to become a plan participant. Full vesting in accumulated plan benefits occurs at the end of five years of service; there is no partial vesting. For the 2008 plan year, the employer contribution for all plan participants was $250,000.
Pension Benefits Table
     The following table discloses the actuarial present value of each Named Executive Officer’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan, and the amount of pension benefits paid to each Named Executive Officer during the year.
PENSION BENEFITS TABLE

				Payments
		Number	Present Value	During
		of Years	of	Last
		Credited	Accumulated	Fiscal
Name	Plan Name	Service	Benefit	Year
Thomas F. Rokisky, President/CEO	Allegheny Group Retirement Plan	18	$449,428	$—
	Nonqualified Supplemental
	Retirement Plan	—	$176,775	$—

Patricia C. Muldoon, Exec. VP/COO	Allegheny Group Retirement Plan	7	$52,479	$—

Rebecca S. Stotler, Sr. VP/CFO	Allegheny Group Retirement Plan	25	$84,416	$—

Nonqualified Supplemental Retirement Plan
     Effective January 2, 2004, CNB entered into a nonqualified supplemental retirement benefit agreement with the President which when fully vested would pay the President or his beneficiary an amount of $30,000 per year for 10 years beginning June 11, 2011, if he retires on or after May 29, 2011. Termination of employment prior to that date other than by reasons of death or disability will result in a reduced benefit. The expense charged to operations related to the plan during 2008 amounted to $39,426. The benefits to be provided by this plan are not being funded by current resources.
401(k) Profit Sharing Plan
     CNB maintains a 401(k) profit sharing plan that generally covers all employees who have completed one year of service. Contributions to the plan are based on bank performance as a percentage of assets and are computed as a percentage of the participant’s total deferrals into the plan. The payment of benefits to participants is made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations during 2008 amounted to $43,000.
Personnel Committee Report
     The Personnel Committee held four meetings during fiscal year 2008. The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Personnel Committee, the Personnel Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders.
     The foregoing report has been furnished by the current members of the personnel committee.
Jay E. Dick, Personnel Committee Chairperson
Herbert L. Eppinger, Personnel Committee Member
Robert L. Hawvermale, Personnel Committee Member
J. Philip Kesecker, Personnel Committee Member
Martha H. Quarantillo, Personnel Committee Member
Charles S. Trump IV, Ex-Officio Member
December 11, 2008
     This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless CNB specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

OTHER INFORMATION
Personnel Committee Interlocks and Insider Participation
     Loans were made to various directors and officers of CNB. These loans were made in the ordinary course of business, made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than a normal risk of collectibility or present other unfavorable features.
Certain Transactions with Directors and Officers and Their Associates
     CNB has had and intends to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of CNB and their associates. All loans to executive officers and directors and their associates are approved prior to disbursement by the discount committee and/or the Board of Directors. These approvals are evidenced by the discount committee and/or Board minutes. The bank’s loan policy and Regulation “O” policy governs these transactions. Total loans outstanding from CNB at December 31, 2008, to CNB’s officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $1,841,744, or approximately 7.9% of total equity capital and ..9% of total loans. Management believes that all of these transactions were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.
     Trump and Trump, in which director Charles S. Trump, IV is a partner, performed legal services for CNB and the Bank. Fees paid by CNB and the bank to that law firm were $59,153 during 2008.
     CNB, Charles S. Trump, IV and George I. McVey are members in a Limited Liability Company, Morgan County Title Insurance Agency, LLC, which was formed in February 2001. Morgan County Title Insurance Agency, LLC, paid Trump and Trump management fees of $14,695. Charles S. Trump, IV and George I. McVey are partners in Trump and Trump.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16 (a) of the Securities Exchange Act of 1934 requires CNB’s directors and executive officers, and persons who own more than 10% of the registered class of CNB’s equity securities, to make stock ownership and transaction filings with the Securities and Exchange Commission and to provide copies to CNB. Based solely on a review of the reports furnished to CNB and written statements that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were met.

     The following table sets forth information as of February 25, 2009, relating to the beneficial ownership of the common stock by (a) each person or group known by CNB to own beneficially more than 5% of the outstanding common stock; (b) each of CNB’s directors; and (c) all directors and executive officers of CNB as a group. Unless otherwise noted below, the persons named in the table have sole investment power with respect to each of the shares reported as beneficially owned by such person.

Name and Address	Number of Shares	Percent of Class (1)
Kenneth W. Apple (2) (15)	1,650	*
J. Robert Ayers (3) (15)	1,415	*
John E. Barker (4) (15)	18,394	4.10
Margaret S. Bartles (5) (15)	200	*
Jay E. Dick (6) (15)	15,691	3.49
Herbert L. Eppinger (7) (15)	2,870	*
Robert L. Hawvermale (8) (15)	3,730	*
J. Philip Kesecker (9) (15)	13,282	2.96
Jerald McGraw (10) (15)	1,514	*
Martha H. Quarantillo (15)	400	*
Thomas F. Rokisky (11) (15)	1,544	*
Charles S. Trump IV (12) (15)	11,410	2.54
Arlie R. Yost (13) (15)	2,210	*
Rebecca S. Stotler (14) (15)	194	*
All directors and executive officers as a group (14 persons) (15)	74,504	16.59
D. Louise Stotler and Deborah Dhayer 3077 Valley Road, Berkeley Springs, WV, 25411	47,488	10.57
Mary Lou Trump 298 Grove Heights, Berkeley Springs, WV, 25411	53,470	11.90

*	Indicates holdings of less than 1%.

(1)	Includes shares of common stock held by the named individual as of February 25, 2009.

(2)	Includes 1,000 shares held in an Individual Retirement Account.

(3)	Includes 1,315 shares held jointly with spouse.

(4)	Includes 14,300 shares held jointly with spouse and 3,794 shares held jointly with children.

(5)	Includes 100 shares held jointly with spouse.

(6)	Includes 15,591 shares held jointly with spouse.

(7)	Includes 2,770 shares held jointly with spouse.

(8)	Includes 1,200 shares held by spouse and 100 shares held jointly with spouse.

(9)	Includes 3,098 shares held by spouse and 1,860 shares held jointly with spouse.

(10)	Includes 110 shares held by spouse and 964 shares held jointly with spouse.

(11)	Includes 1,425 shares held in an Individual Retirement Account.

(12)	Includes 200 shares held in an Individual Retirement Account, 842 shares held by spouse and 300 shares held as custodian for children.

(13)	Includes 1,770 shares held jointly with spouse.

(14)	Includes 74 shares held by spouse, 108 shares held jointly with spouse and 12 shares held jointly with child.

(15)	Unless otherwise indicated shares are not pledged as security.

Annual Report on Form 10-K
     You may obtain a copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, by contacting Rebecca S. Stotler, Sr. Vice President/CFO, CNB Financial Services, Inc., 101 South Washington Street, Berkeley Springs, West Virginia 25411, (304) 258-1520.
Shareholder Communications with the Board of Directors
     Any shareholder desiring to contact the Board of Directors or any individual serving on the Board may do so by written communication mailed to: Board of Directors (Attention: Charles S. Trump, IV, care of the Corporate Secretary, CNB Financial Services, Inc., 101 South Washington Street, P.O. Box 130, Berkeley Springs, West Virginia 25411). Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce, for his or her review, the original of the shareholder communication.
Shareholder Proposals for 2010
     Any shareholder who wishes to have a proposal placed before the 2010 Annual Meeting of Shareholders must submit the proposal to the secretary of CNB, at its executive offices, no later than October 31, 2009, to have it considered for inclusion in the proxy statement of that Annual Meeting.

APPENDIX I
Definition of “Independent Director”
(FINRA Rule 4200 a(15))
     “Independent director” means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:
     (A) a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;
     (B) a director who accepted or who has a Family Member who accepted any compensation from the company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:
     (i) compensation for board or board committee service;
     (ii) compensation paid to a Family Member who is an employee (other than an executive officer) of the company; or
     (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation,
     Provided, however, that in addition to the requirements contained in this paragraph (B), audit committee members are also subject to additional, more stringent requirements under NASDAQ Rule 4350(d).
     (C) a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;
     (D) a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
     (i) payments arising solely from investments in the company’s securities; or
     (ii) payments under non-discretionary charitable contribution matching programs.
     (E) a director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or
     (F) a director who is, or has a Family Member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

CNB FINANCIAL SERVICES, INC.
101 SOUTH WASHINGTON STREET, P.O. BOX 130
BERKELEY SPRINGS, WEST VIRGINIA 25411-0130
(304) 258-1520
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS, APRIL 1, 2009
     Andrew E. Orebaugh and Thomas W. Brown, or either one of them, with full power to act alone and with full power of substitution, are hereby authorized to represent and to vote stock of the undersigned in CNB Financial Services, Inc., at the Annual Meeting of Shareholders to be held April 1, 2009, and any adjournment thereof.
     Unless otherwise specified on this proxy, the shares represented by this proxy will be voted “FOR” the propositions listed on the reverse side and described more fully in the proxy statement of CNB Financial Services, Inc., distributed in connection with this Annual Meeting. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. If any other business is presented at said meeting, this proxy shall be voted in accordance with recommendations of the board of directors.
PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)

CNB FINANCIAL SERVICES, INC.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.
The board of directors recommends a vote “FOR” the listed propositions.

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*

(Except Nominee(s) Written Below)
1. Election of four(4) Class I directors for the terms specified in the proxy statement:	☐	☐	☐
Kenneth W. Apple Martha H. Quarantillo Margaret S. Bartles Charles S. Trump IV

* (Except Nominee(s) written above.)
2. To transact such other business as may properly come before the meeting or any adjournments thereof:	☐	☐	☐

	Dated:		, 2009

Signature(s)

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign.
CO473051